UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLIFF ROCK RESOURCES CORP.
(Exact name of Registrant as Specified in its Charter)

NEVADA	98-0459440
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

206 - 595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5 Phone: (604) 681-2575

(Address and telephone number of principal executive offices)

206 – 595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5

(Address of principal place of business or intended principal place of business)

The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 Phone: (702) 688-3061

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares	$1,138,950	$0.15	$1,138,950	$100.00

(1)	This price was arbitrarily determined by Cliff Rock Resources Corp.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

SUBJECT TO COMPLETION, DATED <>, 2006

PROSPECTUS

CLIFF ROCK RESOURCES CORP.

7,593,000 SHARES

OF COMMON STOCK

INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Cliff Rock Resources Corp. will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.15 per share.  This offering will be sold from time to time after this Registration Statement becomes effective.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.15	None	$0.15
Total	$1,138,950	None	$1,138,950

Our common stock is presently not quoted on any market or securities exchange.  The sales price to the public is fixed at $0.15 per share until such time as the shares of our common stock are quoted on the NASD Over-the-Counter Bulletin Board.  Although we intend to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes quoted on the NASD Over-the-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Please refer to “Risk Factors” on page 8 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the mining exploration industry.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS:  JANUARY 11 , 2006

Item 3:   Summary Information and Risk Factors

Cliff Rock Resources Corp.

We were incorporated on February 4, 2005 with the intention of acquiring mineral exploration projects.  On February 4, 2005 we entered into a sale and acquisition agreement whereby we acquired a 100% interest in one (1) unpatented mineral claim, representing 20 mineral units, known as the IQUE Claim.  The IQUE Claim is located west of Port Alice on Vancouver Island, British Columbia, Canada.  In the Province of British Columbia, each unit equals 25 hectares.

“Unpatented mineral claim” means a plot of ground that “acquires” the right to the minerals which were available at the time of location.  The title holder has the right to use the surface of the claim for mining purposes only.  Located (staked) mineral claims are referred to as “unpatented” claims.  Title to unpatented claims are issued and administered by the British Columbia Mineral Titles Branch, Ministry of Energy and Mines.  More disclosure respecting the administration of mining claims in British Columbia can be found on page 28.

We purchased the IQUE Claim from Lawrence Stephenson (“Stephenson”) of White Rock, British Columbia for $7,500, inclusive of the assessment costs, which sum consisted of assessment costs of $3,600, filing fees of $700, geological report costs of $2,200, and the property purchase payment of $1,000.  Our interest in the IQUE Claim is subject only to a 2-1/2% NSRR and a 7-1/2% GRRR.  Of the NSRR, 1-1/2% can be acquired by us for $1,000,000 if paid within 12 months from Commencement of Commercial Production on the IQUE Claim.  Advance royalties of $25,000 will be paid to Stephenson annually commencing on February 4, 2008.  The following are definitions relating to the royalties payable by us to Stephenson pursuant to the acquisition of the IQUE Claim:

GRR	means the gross rock revenue to us for the sale of sand, rock or gravel mineral product from the IQUE Claim.

GRRR	means the amount in dollars calculated by multiplying the 7-1/2% royalty payable by us to Stephenson as a condition of acquiring the IQUE Claim, times the GRR.

Gross Rock Revenue

means, for any period, the difference between:

(a)    the sum of the gross proceeds received by us in that period from the sale of sand, rock or gravel produced from the IQUE Claims less

(b)     the sum of:

          (i)     the sum of any advance royalties paid;

          (ii)    any insurance costs in connection with shipping such sand, rock or gravel;

          (iii)   any costs of transport;

          (iv)  all costs associated with such sales involving handling, weighing, sampling, termination of water content, insuring and packaging;

          (v)    the costs of marketing, adjusted for rebates or allowance made or given;

          (vi)  any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the sand, rock or gravel or the value thereof; and

          (vii) any treatment, beneficiation or other charges or penalties deducted by any purchaser to whom such sand, rock or gravel is shipped that have not been previously deducted in the computation of gross proceeds.

NSR	means the net smelter return to us of mineral product from the refiner that makes the final usable metal product.

NSRR	means the amount in dollars calculated by multiplying the 2-1/2% royalty payable by us to Stephenson as a condition of acquiring the IQUE Claim, times the NSR.

Net Smelter Return

means the aggregate proceeds received by us from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced from the IQUE Claim, whether in testing, partial production or full production, after deducting from such proceeds, costs such as shipping, insurance and smelter penalties.

Our plan of operations is to conduct mineral exploration activities on the IQUE Claim in order to assess whether it possesses commercially exploitable mineral deposits.  Our initial two phase exploration program of geological review and exploration is designed to develop a detailed geological base model for the IQUE Claim.  We have not, nor has any predecessor, identified any commercially exploitable reserves of minerals on the IQUE Claim.  We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the IQUE Claim.

A geology report dated March 15, 2005 was prepared for us by William G. Timmins (“Timmins”), P.Eng. (the “Report”).  The Report contains particulars of recent sampling and geological investigation of the area and recommends a budget for a three phase work program on the IQUE Claim of approximately $8,476 (Cdn$10,000) - $2,119 (Cdn$2,500) for Phase I, $2,119 (Cdn$2,500) for Phase II and $4,238 (Cdn$5,000) for Phase III.  The Report concludes that both Phases I and II are necessary to make an initial evaluation of the IQUE Claim and to select drill targets.  We have commenced the Phase I program.  We intend to complete the Phase I program and carry out the Phase II program immediately thereafter at a total cost of approximately $4,238 (Cdn$5,000).  It is expected that the work will be completed in January or early February 2006, and that a report will be received by us within six weeks of completion.

At this time we are uncertain of the number of mineral exploration phases we will conduct before concluding that there are, or are not, commercially viable minerals on the IQUE Claim.  Further phases beyond the current initial exploration program will be dependent upon a number of factors such as our consulting geologist’s recommendations based upon ongoing exploration program results and our available funds.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations.  From our inception through September 30, 2005 we have incurred a net loss of $18,859.  We attribute our net loss to having no revenues to offset our expenses from professional fees related to the creation and operation of our business and the filing of this registration statement.

We have sufficient funds to take us through Phases  I and II of our initial exploration program.  Our working capital is not sufficient to enable us to perform further exploration phases beyond the first geological exploration of the property.  Accordingly, we will require additional financing in the event that further exploration is needed.

We were incorporated on February 4, 2005 under the laws of the state of Nevada.  Our principal offices are located at Suite 206, 595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5.  Our phone number is (604) 681-2575.  Our fax number is (604) 681-2577.

The Offering

Securities Being Offered:	Up to 7,593,000 shares of our common stock. The offering price of the common stock is $0.15 per share.

Offering Price and Alternative Plan of Distribution:

We intend to apply to the NASD Over-the-Counter Bulletin Board to allow the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares to be Sold in this Offering:	None

Security Issued and To Be Issued:

15,094,000 shares of our common stock are issued and outstanding as of the date of this prospectus.  All of the common stock to be sold under this prospectus will be sold by existing shareholders and thus there will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary of Financial Information:

Balance Sheet Data	From February 4, 2005 (date of inception) to September 30, 2005 (Audited)
Cash	18,798
Total Assets	18,798
Liabilities	(16,357)
Total Stockholders’ Equity	2,441
Accumulated Deficit	(18,859)

Operating Data	September 30, 2005 (Audited)

Revenue	Nil
Net Loss for Period	(18,859)

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

As of September 30, 2005 we had cash in the amount of $18,798.  We currently do not have any operations and we have no income.  Our business plan calls for expenses in connection with the exploration of our mineral claim.  For the next year of operations, our current operating funds should be sufficient to carry out our initial two phase $4,238 (Cdn$5,000) exploration program on the IQUE Claim, in addition to providing funds for anticipated operating overheads, professional fees and regulatory filing fees.  In order for us to perform any further exploration or extensive testing past the initial two phase program we will need to obtain additional financing to complete the follow-up programs.  We will also require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.  If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place the IQUE Claim into commercial production.  We currently do not have any arrangements for financing and we may not be able to obtain financing when required.  Obtaining additional financing would be subject to a number of factors, including the market prices for copper and gold and the costs of exploring for or mining these materials.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

As discussed by the auditors in Note 1 to the financial statements, we have not generated any revenue or profitable operations since inception and will need equity financing to begin realizing upon its business plan.  These factors raise substantial doubt about our ability to continue as a going concern.  Our plans in regard to these matters are also discussed in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our independent auditors have stated in their audit report that there is substantial doubt concerning our ability to continue as a going concern.

Because we will need additional financing to fund our extensive exploration activities there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $18,859 for the period from February 4, 2005 (inception) to September 30, 2005, and have no revenues.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of our mineral claims.  These factors raise substantial doubt that we will be able to continue as a going concern.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time we have no coverage to insure against these hazards.  The payment of such liabilities may have a material adverse effect on our financial position.

Because our president, secretary and treasurer has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Geoffrey Hamilton, our president, secretary and treasurer, currently devotes 2 to 4 hours per week to our business affairs.  Mr. Hamilton is prepared to adjust his timetable to devote more time to our business.  However, he may be unable to devote more time to our affairs when needed.  It is possible that the demands of his other interests will increase, with the result that he would no longer be able to devote sufficient time to the management of our business.  Competing demands on his time may lead to a divergence between his interests and our interests.

Risks Related to Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation.  We will be subject to the Mining Act of British Columbia as we carry out our exploration programs.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our proposed exploration program.  Permitting for the initial phases of exploration work in the IQUE Claim have been received.

Because the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia’s title to the property, our business plan may fail.

We are unaware of any outstanding native land claims on the IQUE Claim.  However, it is possible that a native land claim could be made in the future.  The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining.  Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims.  In either case, the costs and/or losses could be greater than our financial capacity and our business would fail.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be quoted on the bulletin board or, if quoted, a public market may not materialize.  If our common stock is not quoted on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 7,593,000 shares of our common stock through this prospectus.  Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline.  Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent approximately 50% of the common shares outstanding as of the date of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend, and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in this Risk Factors section and elsewhere in this prospectus.

Item 4:   Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Item 5:   Determination of Offering Price

The $0.15 per share offering price of our common stock was arbitrarily chosen.  The last sales price of our stock from our most recent private placement offering of common stock was $0.10.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the NASD Over-the-Counter Bulletin Board to allow the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Item 6:   Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Item 7:   Selling Security Holders

The selling security holders named in this prospectus are offering all of the 7,593,000 shares of common stock offered through this prospectus, which shares were acquired by the selling shareholders from us in offerings that were exempt from registration under Regulation S of the Securities Act of 1933 and were completed on October 11, 2005 as to 7,500,000 shares and on October 25, 2005 as to 93,000 shares.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of December 31, 2005, including:

(1)	the number of shares owned by each prior to this offering;
(2)	the total number of shares that are to be offered by each;
(3)	the total number of shares that will be owned by each upon completion of the offering;
(4)	the percentage owned by each upon completion of the offering; and
(5)	the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in the table assume that none of the selling shareholders sell shares of common stock not being offered in this prospectus or purchase additional shares of common stock, and assume that all shares offered are sold.

Name and Address of Selling Shareholder (All Canadian Residents)	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Ian Hamilton(1) 3826 Bayridge Avenue West Vancouver, BC V7V 3J2	750,000	750,000	nil	nil
H.Z. Mortgage Corp.(2) 3826 Bayridge Avenue West Vancouver, BC V7V 3J2	750,000	750,000	nil	nil
W. Gavin Hamilton 3870 Brown Road, Suite 310 Westbank, BC V4T 2J5	750,000	750,000	nil	nil
Murray Hamilton 274 Tuscany Ridge Park NW Calgary, Alberta T3L 2H8	750,000	750,000	nil	nil
Chris Hamilton 39809 No Name Road Squamish, BC V0N 1T0	750,000	750,000	Nil	Nil
Kurt Bordian 1245 Quayside Drive, Suite 506 New Westminster, BC V3M 6J6	750,000	750,000	Nil	Nil
Gavin Roy(1) 7425 Arbutus Street Vancouver, BC V6P 5T2	750,000	750,000	Nil	Nil
Michael Seifert(3) 5347 Kew Cliff Road West Vancouver, BC V7W 1M3	750,000	750,000	Nil	Nil
Ross C. McCutcheon(3) 2470 Varley Lane West Vancouver, BC V7S 3H5	750,000	750,000	Nil	Nil
Jeff Lightfoot(3) 7471 Bassett Place Richmond, BC V7C 4A8	750,000	750,000	Nil	Nil

Kyle Moulton 435 Brookpark Drive SW Calgary, Alberta T2W 2W8	3,000	3,000	Nil	Nil
Margaret Hamilton 435 Brookpark Drive SW Calgary, Alberta T2W 2W8	3,000	3,000	Nil	Nil
Wallace G. Sholdice 1239 West Georgia Street, Suite 1110 Vancouver, BC V6E 4R8	3,000	3,000	Nil	Nil
Peter Leitch 723 Donegal Place North Vancouver, BC V7N 2X6	3,000	3,000	Nil	Nil
Brenda Edwards 1232 Johnson Street, Suite 111 Coquitlam, BC V3B 4T2	3,000	3,000	Nil	Nil
Michelle MacPherson 18 Aspen Ridge Crescent, SW Calgary, Alberta T3H 5J8	3,000	3,000	Nil	Nil
James MacPherson 18 Aspen Ridge Crescent, SW Calgary, Alberta T3H 5J8	3,000	3,000	Nil	Nil
Matt Schade 1587 Tyrol Place West Vancouver, BC V7S 3G5	3,000	3,000	Nil	Nil
Ullrich Schade 1587 Tyrol Place West Vancouver, BC V7S 3G5	3,000	3,000	Nil	Nil
Robyn Schade 1587 Tyrol Place West Vancouver, BC V7S 3G5	3,000	3,000	Nil	Nil
Alexander Wong 5570 Kingston Road Vancouver, BC V6T 1J1	3,000	3,000	Nil	Nil
Peter H Yee 15719 – 81A Avenue Surrey, BC V3S 7Z7	3,000	3,000	Nil	Nil
David Lim 518 Moberly Road Vancouver, BC V3Z 4G3	3,000	3,000	Nil	Nil

Richard McKerracher 220 East Rockland Road North Vancouver, BC V7N 1S1	3,000	3,000	Nil	Nil
Wilma Hamilton 3870 Brown Road, Suite 310 Westbank, BC V4T 2J5	3,000	3,000	Nil	Nil
Mike Hamilton 12923 Sherbrooke Avenue Edmonton, AB T5L 4E6	3,000	3,000	Nil	Nil
Kurt Bordian 1245 Quayside Drive, Suite 506 New Westminster, BC V3M 6J6	3,000	3,000	Nil	Nil
Kathleen Laverty 549 Centre Avenue Gibsons, BC V0N 1V1	3,000	3,000	Nil	Nil
Horizon Art Galleries (1994) Ltd.(4) 549 Centre Avenue Gibsons, BC V0N 1V1	3,000	3,000	Nil	Nil
Cheryl Lafleur 8036 19th Avenue Burnaby, BC V3N 1G3	3,000	3,000	Nil	Nil
Jim Greenough 714 Riddell Street Edmonton, Alberta T6R 1A7	3,000	3,000	Nil	Nil
572430 B.C. Ltd.(5) 1500 West Georgia Street, Suite 650 Vancouver, BC V6G 3A9	3,000	3,000	Nil	Nil
Matt Fahey 1500 West Georgia Street, Suite 650 Vancouver, BC V6G 3A9	3,000	3,000	Nil	Nil
Margo Peters 2577 Willow Street, Suite 103 Vancouver, BC V5Z 3N8	3,000	3,000	Nil	Nil
Dal Brynelson 650 West Georgia Street, Suite 1730 Vancouver, BC V6B 4N9	3,000	3,000	Nil	Nil
Robert Young 2668 West 18th Avenue Vancouver, BC V6L 1B3	3,000	3,000	Nil	Nil

Margaret A. Matter 3883 Laurel Street, Suite 314 Burnaby, BC V5G 4M8	3,000	3,000	Nil	Nil
Erik J. Benson 2407 East 49th Avenue Vancouver, BC V5S 1J3	3,000	3,000	Nil	Nil
Patricia Hamilton 274 Tuscany Ridge Park NW Calgary, Alberta T3L 2H8	3,000	3,000	Nil	Nil
Magellan Management Company(6)(1) 206 – 595 Howe Street Vancouver, BC V6C 2T6	3,000	3,000	Nil	Nil
Jamie Greenough 6838 Station Hill Drive, Suite 702 Vancouver, BC V3N 5A4	3,000	3,000	Nil	Nil

(1)

Ian Hamilton and Gavin Roy have been promoters of the company since inception.

(2)

H.Z. Mortgage Corp. is a private British Columbia company controlled by Janice Kelly.

(3)

Messrs. Seifert, McCutcheon and Lightfoot are partners of Maitland & Company, our legal advisors.

(4)

Horizon Art Galleries (1994) Ltd. is a private British Columbia company controlled by Kathleen Laverty.

(5)

572430 B.C. Ltd. is a private British Columbia company controlled by Matt Fahey.

(6)

Magellan Management Company is a private British Columbia company controlled by Gavin Roy.

Except for notes (1), (3) and (6), none of the selling shareholders: (i) has had a material relationship with us other than as a shareholder at any time within the past three years; or (ii) has been one of our officers or directors.

Item 8:   Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

(a)	on such public markets or exchanges as the common stock may from time to time be trading;
(b)	in privately negotiated transactions;
(c)	through the writing of options on the common stock;
(d)	in short sales; or
(e)	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.15 per share until such time as the shares of our common stock become quoted on the NASD Over-the-Counter Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the NASD Over-the-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes quoted on the NASD Over-the-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

(1)	the market price of our common stock prevailing at the time of sale;
(2)	a price related to such prevailing market price of our common stock; or

(3)	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.  The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser.  The selling shareholders will likely pay the usual and customary brokerage fees for such services.  If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock.  We anticipate that we will pay approximately $21,100 in offering expenses on behalf of the selling shareholders.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

(1)	not engage in any stabilization activities in connection with our common stock;
(2)	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
(3)	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Item 9:   Legal Proceedings

We are not currently a party to any legal proceedings.

Item 10:   Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of December 31, 2005 are as follows:

Directors

Name of Director	Age
Geoffrey Hamilton	50
Andrew Hamilton	39

Executive Officers
Name of Officer	Age	Office
Geoffrey Hamilton	50	President, Secretary and Treasurer

Name of Promoter
Ian Hamilton	58

Gavin Roy	39

Control Persons
Name of Control Person		Percentage of Outstanding Shares
Geoffrey Hamilton	50	24.9%
Andrew Hamilton	39	24.8%

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Geoffrey Hamilton has been our President, Secretary, Treasurer, and a director since June 16, 2005.  Mr. Hamilton has a Bachelor of Commerce degree obtained from the University of Alberta in 1979.  He has been Chief Acquisitions Officer for DTI Dental Technologies Inc., responsible for developing and implementing the acquisition process for DTI in North America since April 2000.  Prior thereto he was the Senior Manager Corporate Development for The Loewen Group Inc. and managed asset purchases and dispositions in Canada and the United States.  Between 1987 and 1995 Mr. Hamilton worked in the banking industry for Lloyds Bank of Canada, National Bank of Canada and the Bank of Montreal.  Between 1979 and 1997 he attended bank and independently sponsored courses/seminars in marketing, finance, administration, staffing, credit quality and negotiation.  Since joining us, Mr. Hamilton has devoted 2 to 4 hours per week dealing with our affairs.

Andrew Hamilton has been a director since June 16, 2005.  Mr. Hamilton, has a Bachelor of Science – Agriculture (Soil Science Specialization) degree obtained from the University of Alberta (Edmonton) in 1993 and a Master of Business Administration degree obtained from the University of Calgary, Alberta in 2004.  He is currently the Coordinator, Abandonment & Reclamation Operations, Canadian Drilling Operations for Nexen Canada Ltd. (Nexen Inc), in Calgary, Alberta.  He has 13 years of experience in the oil and gas industry, in environmental operations, focusing on abandonment and reclamation, and site remediation.  Since joining us, Andrew Hamilton has devoted 2 to 4 hours per week dealing with our affairs.

We do not presently pay our officers or directors any salary or consulting fees.

Promoters

Ian Hamilton and Gavin Roy have been promoters of the Company since our inception.  See “Certain Relationships and Related Transactions” for details respecting the acquisition by Messrs. Hamilton and Roy of shares of the Company.

Control Persons

Geoffrey Hamilton and Andrew Hamilton have been control persons of the Company since June 16, 2005.  See “Certain Relationships and Related Transactions” for details respecting the acquisition of their control positions in the Company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no employees other than our directors and officers.

We conduct our business through verbal agreements with consultants and arms-length third parties.  Current arrangements in place include the following:

(1)

A verbal agreement with our consulting geologist, which includes his reviewing all of the results from the exploratory work performed on the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services.

(2)

A verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates.

Item 11:   Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of December 31, 2005 by:

(1)	each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities;
(2)	each of our directors;
(3)	named executive officers; and
(4)	officers and directors as a group.

At this time, only two shareholders fall within these categories:  Geoffrey and Andrew Hamilton.  The shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	No. of Shares	Percentage of Class(1)
Common Stock	Geoffrey Hamilton 1305 Moody Avenue, Lower Unit North Vancouver, BC V7L 3T5	3,751,000	24.9%
Common Stock	Andrew Hamilton 34 – 959 Ranch Estates Place NW Calgary, AB T3G 1M5	3,750,000	24.8%
Common Stock	All Officers and Directors as a group (two persons)	7,501,000	49.7%

(1)  The percentage of class is based on 15,094,000 shares of common stock issued and outstanding as of December 31, 2005.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Item 12:   Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As at December 31, 2005, there were 15,094,000 shares of our common stock issued and outstanding, held by 43 stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law the holders of our common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.  Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued, and do not have outstanding, any warrants to purchase shares of our common stock.

Options

We have not issued, and do not have outstanding, any options to purchase shares of our common stock.

Convertible Securities

We have not issued, and do not have outstanding, any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.  The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute currently does not apply to our company.

Item 13:   Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of it is parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Manning Elliott, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Manning Elliott has presented their report with respect to our audited financial statements.  The report of Manning Elliott is included in reliance upon their authority as experts in accounting and auditing.

Timmins, a professional consulting geologist, has provided us with a geology report on the IQUE Claim.  He has no interest, nor does he expect any interest in our property or securities.

Item 14:   Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our Articles of Incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court’s decision.

Currency

The Company’s reporting currency is the United States dollar.  References to “Cdn Dollars”, or “Cdn$” are to the currency of Canada.  Solely for the convenience of the reader, this Form SB-2 contains translations of certain US Dollar amounts into Cdn Dollar amounts at specified rates.

Currency Exchange Rate Information:

The rate of exchange means that noon buying rate in New York City for cable transfer in Canadian dollars as certified for customs proposed by the Federal Reserve Bank of New York.  The average rate means the average of the exchange rates on the last date of each month during a year.

	2005	2004	2003	2002	2001
High	1.2703	1.3968	1.5747	1.6003	1.6034
Low	1.1507	1.2692	1.3484	1.5593	1.4935
Average for Period	1.2083	1.3402	1.4615	1.5597	1.5494
End of Period	1.1656	1.3404	1.3484	1.5593	1.5928

The exchange rate on December 31, 2005 was $1.1656.

The high and low exchange rates for the most recent six months are as follows:

	December	November	October	September	August	July
High	1.1736	1.1960	1.1887	1.1880	1.2185	1.2437
Low	1.1507	1.1656	1.1657	1.1607	1.1893	1.2046

Item 15:   Organization Within the Last Five Years

We were incorporated on February 4, 2005 under the laws of the state of Nevada.

We purchased all right, title and interest in one unpatented claim consisting of 20 units located on Vancouver Island, British Columbia, Canada, from Stephenson by agreement dated February 4, 2005, subject to a 2-1/2% NSRR and a 7-1/2% GRRR to Stephenson.  Of the NSRR, 1-1/2% may be acquired by us from Stephenson for $1,000,000 within 12 months from Commencement of Commercial Production.  Advance royalties of $25,000 shall be paid annually commencing on February 5, 2008.  Stephenson is at arm’s length to the Company.  Stephenson has agreed to provide us with geological consulting services for the IQUE Claim and to maintain the claims in good standing for at least 24 months from the date of claim recording.

Ian Hamilton and Gavin Roy have been promoters of our company since its inception.

Item 16:   Description of Business

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We own a 100% interest in one unpatented mineral claim consisting of 20 units that we refer to as the IQUE Claim, subject to the NSRR and GRRR described above under “Organization Within the Last Five Years”.  An initial three phase exploration program on the IQUE Claim is required before a final determination as to its viability can be made.  Although exploratory work in the area of the IQUE Claim conducted by others has indicated some potential showings of mineralization, we are uncertain as to the reproducibility of these prior exploration results and thus we are uncertain as to the potential existence of a commercially viable mineral deposit existing on our mineral claim.  No recent exploration work has been reported in the vicinity of the IQUE Claim.

Our plan of operations is to carry out an initial exploration program on the IQUE Claim in order to ascertain whether it possesses a commercially exploitable mineral deposit.  We will not be able to determine whether or not our mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Glossary of Terms

The following is a glossary of terms used in the Report on the IQUE Claim:

“alteration”	means chemical and mineralogical changes in a rock mass resulting from reaction with hydrothermal fluids or changes in pressure and temperature;
“anomalous”

is an adjective describing a sample, location or area at which either (i) the concentration of an element(s) or (ii) a geophysical measurement is significantly different from (generally higher than) the average background concentration in an area.  Although it may not constitute mineralization, an anomalous sample or area may be used as a guide to the possible location of mineralization;

“assay”	means an analysis to determine the presence, absence or quantity of one or more elemental components;
“basalt”	means a dark-colored igneous rock, commonly extrusive; the fine-grained equivalent of gabbro;
“breccia”	means a coarse grained rock composed of large, >2mm angular rock fragments that have been cemented together in a fine grained matrix;
“Craton”	means a part of the earth’s crust that has attained stability and has been little deformed for a long time;
“coeval”	means of the same age;
“deposit”

means a mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures.  Such a deposit does not qualify as a commercially mineable ore body, or as containing ore reserves, until final legal, technical, and economic factors have been resolved;

“disseminated”	means fine particles of a mineral dispersed throughout the host rock;
“dolomite”	means a common rock-forming mineral; most dolomite being associated and often interbedded with limestone;
“exploration”	is the prospecting, mapping, sampling, remote sensing, geophysical surveying, diamond drilling and other work involved in the searching of ore bodies;
“dyke”	means a tabular body of igneous rock that cuts across the structure of adjacent rocks or cuts massive rocks;
“fault”	is a fracture in a rock across which there has been displacement;
“feldspars”	are the most widespread of any mineral group and constitute 60% of the earth’s crust; they occur in all types of rock;
“felsic”	is an adjective applied to igneous rocks having light colored minerals in their mode;
“fracture”	means breaks in a rock, usually planar;

“gabbro”	is a type of igneous rock;
“grade”

means the concentration of an ore metal in a rock sample, given either as weight percent for base metals or in grams per tonne or ounces per short ton for precious metals.  The grade of an ore deposit is calculated, often using sophisticated statistical procedures, as an average of the grades of a very large number of samples collected from throughout the deposit;

“host rock”	is the body of rock in which mineralization of economic interest occurs;
“inlier”	means an area or group of rocks surrounded by rocks of younger age;
“hydrothermal alteration”	means alteration of rocks or minerals by the reaction of hydrothermal water with pre-existing solid phases;
“igneous”

is said of a rock or mineral that solidified from molten or partly molten materials; igneous rocks constitute one of the three main classes into which rocks are divided, the others being metamorphic and sedimentary;

“intrusive”	means a rock mass formed below earth’s surface from magma which has intruded into a pre-existing rock mass;
“Jurassic”	is the period of geological time from 140 to 190 million years ago;
“lens”	means a body of ore or rock that is thick in the middle and thin at the edge, like a doubly convex lens;
“magnetite”

means a black, isometric, strongly magnetic opaque mineral, often containing titanium oxide (and constituting an important ore of iron); a very common and widely distributed accessory mineral in rocks of all kinds;

“mine”	means an excavation in the earth for the purpose of extracting minerals. The excavation may be an open pit on the surface or underground workings;
“mineralization”	means the concentration of metals and their chemical compounds within a body of rock;
“outcrop”	means an exposure on the surface of the underlying rock;
“Paleozoic”	is an era of geological time running from 245 to 570 million years ago;
“porphyry”	means an igneous rock of any composition that contains conspicuous crystals in a fine-grained groundmass;
“pyroclastic”	means rock material formed by volcanic explosion or aerial expulsion from a volcanic vent;
“quartz”	is a mineral consisting of crystalline silica;
“shear”	means a fracture in rock similar to a fault;
“silicification”	means complete or partial replacement of a rock by quartz, often during hydrothermal alteration;

“skarn”

is a term generally reserved for rocks composed mostly of lime-bearing silicates, derived from nearly pure limestones and dolomites into which large amounts of silicon, aluminum, iron and magnesium have been introduced;

“strike”	means the course or bearing of a bed or layer of rock;
“Triassic”	is the period of geological time from 225 to 195 million years ago;
“tuff”	means a compacted pyroclastic deposit of volcanic ash and dust;
“vein”	means a tabular mineral deposit formed in or adjacent to faults or fractures by the deposition of minerals from hydrothermal fluids;
“veinlet”	is a small vein; the distinction between vein and veinlet tends to be subjective;
“volcanic”	pertains to the activity, structures, or rock types of a volcano.

Acquisition, Description and Location of the IQUE Claim

Upon closing of our agreement with Stephenson on February 4, 2005, we obtained through a bill of sale a 100% interest in one unpatented mineral claim consisting of 20 units located on Vancouver Island in the Province of British Columbia.

The IQUE Claim is located west of Port Alice, British Columbia on Vancouver Island.  Access is provided to the claim off the main Port Alice to Mahatta logging road and via the logging roads and access trails off the main Johnston Creek Road.  It has recently been further opened by logging operations which provide new access to the region.  Permitting for initial exploration work has already been obtained.

The IQUE Claim consists of one unpatented mineral claim representing 20 units that has been staked and recorded online as per the new British Columbia Regulations.  In British Columbia, each unit equals approximately 20 hectares.  The following table sets forth the details of the claim.

Claim Name	Units	Record Number	Expiry Date
IQUE	20	501357	January 12, 2007

In British Columbia, all mining claims are valid for one year.  The expiry date is the annual occurrence of the date of record which is the staking completion date of the claim.  To maintain a claim, the holder must, on or before the expiry date of the claim, pay the prescribed recording fee $8.47 (Cdn$10) per claim and either: (a) record the exploration and development work carried out on that claim during the current year; or (b) pay cash in lieu of work $84.74 (Cdn$100) per claim unit.  As stated above, Stephenson has agreed to maintain the IQUE claim in good standing for 24 months.  After two years, an exploration work value of approximately $169.40 (Cdn$200) is required in subsequent years.  Accordingly, exploration work on the IQUE Claim must be completed and filed with the Province in the amount of approximately $1,695 (Cdn$2,000) by January 12, 2007 or this amount must be paid to the Province of British Columbia by that date.  A maximum of 10 years of work credit may be filed on a claim.  If the required exploration work expenditure is not completed and filed with the Province or British Columbia in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claims will lapse and title will revert to the Province of British Columbia.  Due to the amount of funds we will be expending towards our exploration program, we expect to fulfill all of these requirements for a period of several years.

The Province of British Columbia owns the land covered by the mineral claims.  At this time, we are not aware of any native land claims that might affect our title to the mineral claims or to British Columbia’s title to the property.  Although we are unaware of any situation that would threaten our claims, it is possible that a native land claim could be made in the future.  The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining.  If we should encounter a situation where a native person or group claims an interest in our claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims.

There are no known environmental concerns or parks designated for any area contained within the IQUE Claim, and logging operations have been very active in the recent past.  Quatsino Sound is used extensively for recreational pursuits.  It has, however, no official designation.  There are no encumbrances on the IQUE Claim.  If advanced exploration proceeds, however, there may be bonding requirements for reclamation.

Geological Exploration Program in General

The Report on the IQUE Claim was prepared by Timmins, who is a graduate of the Provincial Institute of Mining, Haileybury, Ontario (1956) and attended Michigan Technological University 1962-1965, Geology.  Timmins has worked as a geologist for over 39 years, engaged in the evaluation, exploration and development of mineral properties throughout Canada, the United States, Latin and South America, Australia and New Zealand.  The Report is based on published and private reports, maps and data provided by us and in the public domain.  Timmins visited the IQUE Claim during the 1999 and 2000 field season.

Our mineral claim presently does not have any mineral reserves.  The property that is the subject of our mineral claim is undeveloped and does not contain any open-pit or underground mines.  There is no mining plant or equipment located on the property.

Phase I of the recommended work program has been commenced on the IQUE Claim and it is expected that completion of Phases I and II will occur in mid-February 2006 and a report received on the work done within six weeks of completion.  We have retained Stephenson (from whom we acquired the IQUE Claim), who is a qualified geologist, to conduct the mineral exploration program under industry standards.

Stephenson will be responsible for hiring personnel and for all appropriate worker-related costs and will bill us for his services.  This work is applicable to assessment requirements for the claims.  The work outlined in the budget set out below will cover an additional year of tenure maintenance.

In order to prepare the Report, Timmins reviewed old mine data and geological reports were compiled and geologists and mine personnel who were present during the active mining operations in the region were interviewed.  This review included the following: (i) Minefile Capsule Geology and Bibiography; (ii) Ministry of Energy, Mines and Petroleum Resources, British Columbia, Open File Report; (iii) personal communication with T. Schroder, District Geologist, of the Ministry of Energy, Mines and Petroleum Resources, British Columbia; and (iv) Department of Energy, Mines and Resources, Geological Survey of Canada: Open File – Tectonic Assemblage Map of Vancouver; Open File – Guide to the Geology and Tectonic Evolution of the Southern Coast Mountains, 1994; Preliminary Map – Terranes of the Southern Coast and Intermontane Belts, British Columbia 1994, Journeay J.M. and Monger, J.W.H. Aeromagnetic Maps of Harrison Lake; RGS 1994 – Vancouver Regional Geochemical Survey.  In addition, Vancouver Island Massive Sulphide Project regional showings were reviewed.  A visit to the property was conducted in February 2005.

Access, Climate, Local Resources, Infrastructure, and Physiography

Access to the IQUE Claim is provided off the main Port Alice to Mahatta logging road and via the logging roads and access trails off the main Johnston Creek Road.  The property is accessible 8 kilometres up the Klootchclimmis Creek logging road from the Buchholz Channel on Quatsino Sound.

The topography and relief is fairly rugged extending from 200 metres to 400 metres in elevation.  The forested slopes are actively being logged with some areas of re-growth typical of this area of British Columbia.  There is a mix of cedar, hemlock and spruce trees with alder, willow and cottonwood on old roads and poorly drained areas.  Undergrowth brush is typical with salal, devil’s club and assorted berry bushes.  Climate is also typical of the upper Vancouver Island area and is such that the lower and middle elevations will be workable year round with little difficulty.  Higher ground may require snow machines or similar track-mounted vehicles.  The most snow occurs in late January.

All the major river drainages flow year round as do many subsidiary creeks.  The area is an active logging region with plenty of heavy equipment and operators available for hire – most living in Port Alice, Port MacNeil or Port Hardy.  All these population centres (almost 20,000 people) are within a one hour drive of the property and provide all amenities including police, hospitals, groceries, fuel, helicopter, hardware and other necessary services.  Drilling companies and assay facilities are located in Campbell River on Vancouver Island or in the city of Vancouver on the mainland.

History

The Port Hardy mine was discovered in the late 1960’s and brought into production in 1971.  Until 1994 mining operations had produced over 345 million tonnes of ore from which copper, molybdenum, gold and silver were recovered.  Average grades for the ore were in the US$12/tonne range.

Skaist Mines Ltd., in the early 1970’s, completed exploration on a showing 4.5 kilometres to the northwest and two other showings are reported within 3.5 kilometres to the northwest and north of the property.

Little to no recorded exploration was done on this area of the volcanic belt.  The area has been surveyed by government airborne magnetic survey, regional government mapping parties have detailed the area, and a government regional geochemical survey has been completed over the staked claims.

Recent Exploration Work

Since the commencement of mining at the Island Copper Mine it is assumed that numerous companies have been engaged in prospecting and preliminary geological inspection of the region.  Although no definitive mapping or record of recent activity has been observed except on properties located on Quatsino Sound farther to the east.  The Iron Queen zone was first discovered in the latter part of the 19th century.

The following disclosure respecting the geological setting and geophysics of the property is taken from the Report.

Geological Setting

Regional Geology

This area is part of the Insular belt of the Cordillera of volcanics, crystalline rocks and minor sediments of the geological province of Wrangallia and represents its western-most portion.  This terrain is the trailing edge of the Wrangallia geologic province as it was being rafted on to the North American Craton.

The eastern portion of Vancouver Island is underlain by the Paleozoic Sicker Group sediments and Upper Triassic basalts with minor carbonates and clastic sediments, which in turn are overlain by the Lower Jurassic Bonanza Group of andesitic to rhyodacitic volcanic flows, tuffs and breccias.  This later unit which underlies the subject property of the Report has been intruded by the Earl - Middle Jurassic Island Plutonic Suite (granodiorite – monzonite – diorite) which is coeval or late stage part of the volcanic island arc sequence.

Deposit Type

Three types of deposits are associated with these rock units and the indicated geological environment underlying the claim group.  An intrusive into the overlying Bonanza Volcanics copper molybdenum deposit as mined to the north at the Island Copper Mine, a volcanic belt related oxide sulphide phase iron formation gold zone and a skarnified precious metal – base metal contact zone, all have elements of their host geology present on the property.

Island Copper Deposit

The Island Copper deposit lies within moderately south dipping brecciated tuff, lapilli and tuff breccia of andesitic and basaltic composition, which comprise the lower part of the Bonanza Group pyroclastic sequence.  These volcanic rocks are cut by a digitating quartz feldspar porphyry dyke trending 290 degrees and dipping 60 degrees north.

Breccias with volcanic and intrusive fragments cap the dyke and occur along its margins.  Brecciation is less intense a short distance outward from the porphyry and within about 60 metres the dislocated breccia gives way to systems of intense fracturing (crackle breccia).  On its northwest end the dyke is capped by pyrophyllite breccia (110 metres wide and traceable for 1,100 metres along strike); to the southeast the dyke plunges under Bonanza rocks.  Where it is least altered, the dyke exhibits a granodiorite composition.

The host rocks have been subjected to contact thermal metamorphism and hydrothermal alteration.  The metamorphic aureole can be subdivided into an inner zone 100 metres wide adjacent to the dyke and characterized by biotite and magnetite; an intermediate transitional chlorite zone (180 metres wide); and an outer epidote zone 350 metres wide.  The ore is associated with the biotite zone and the inner part of the chlorite zone.

The hydrothermal alteration affects small volumes of rock (fractures, quartz-carbonate veinlets) and is closely related to fracturing and brecciation.  This alteration resulted in assemblages termed the chlorite-sericite, sericite, pyrophyllite (pyrophyllite, dumortierite, kaolin) and “Yellow Dog” (rusty orange dolomite) types.  In the volcanic rocks there is an inner pyrophyllite zone, a central sericite zone, and an outer chlorite-sericite zone.  In the quartz- feldspar porphyry, there is an inner sericite zone and an outer chlorite-sericite zone.  The pyrophyllite breccia has a mineral assemblage characteristic of the pyrophyllite-type alteration.  Marginal breccias have mineral assemblages of sericite and pyrophyllite types.  “Yellow Dog” alteration is confined to “Yellow Dog” breccias, characterized by rusty brown fracture-fillings of ferroan dolomite.

The orebody is divided into the hanging wall and footwall ore zones.  The hanging wall zone is a roughly tabular body 60 to 180 metres wide and approximately 1,700 metres long, continuing to a depth of 300 metres below surface (Cargill, 1976).  This zone strikes 290 degrees and dips 60 degrees north.  The footwall ore zone is not as well defined as the hanging wall zone.  A small amount of ore occurs within the dyke, however, most quartz feldspar porphyry is unmineralized.

Although pyrite is the most abundant sulphide, chalcopyrite and molybdenite are the only sulphides recovered.  Sphalerite and galena occur erratically in carbonate veinlets within and peripheral to the ore zone.  Bornite has been observed in the ore zone in negligible quantities.  Oxide minerals include magnetite, hematite and leucoxene.

Chalcopyrite occurs in dry fractures on slip surfaces and locally as disseminations.  It also occurs in minor amounts in quartz veins with molybdenite, in carbonate veins with sphalerite, and in veins with pyrite.  Gold and silver are recovered from the chalcopyrite concentrate.

Molybdenite occurs principally on slip surfaces and less abundantly in quartz veins and hairline fractures with chalcopyrite.  Molybdenum concentrates contain between 1,800 and 2,400 parts per million rhenium (calculated to 100% MoS2).

Based upon potassium-argon dating of the nearby Rupert Inlet stock and geological relationships between the stock, the porphyry dyke and the Island Copper orebody, mineralization probably occurred about 154 million years ago (Geology, Exploration and Mining in British Columbia 1972, page 297).

During its operating life from 1971 to 1995 inclusive, the Mine produced about 1,227 million kilograms of copper, 35,268 kilograms of gold, 294,106 kilograms of silver (probably 360,800 kilograms of silver), 32 million kilograms of molybdenum and 236 kilograms of rhenium from 367 million tonnes of ore.

BHP Minerals Canada Ltd. ceased mining operations in July 1995 and finished milling of surface stockpiles by the end of the year.

Other features noted in the immediate surrounding Bonanza Volcanic unit are noted as further guides to exploration in the area.  Locally, sheared and intensely shattered andesite on Red Island is mineralized with pyrite, chalcopyrite and magnetite as disseminations and fracture coatings.  Silicification accompanies the mineralization with the development of numerous cryptocrystalline quartz stringers.

At the western edge of the Island Copper deposit, locally, brecciated hydrothermally altered andesitic to basaltic lapilli tuff and tuff breccia of the Bonanza Group are cut by a northwest trending quartz-feldspar porphyry dyke swarm.  The dyke is overlain by an intensely altered breccia zone up to 150 metres wide and 1000 metres long.  The zone is massive greyish-tan pyrophyllite, quartz and kaolin, speckled with bright blue dumortierite with a coarse, gritty texture.

Further local quartz feldspar porphyry dykes similar to that at the Island Copper deposit intruded andesite tuff of the Bonanza Group and are associated with disseminated magnetite, pyrite and minor chalcopyrite and molybdenite and secondary hematite.  Sericitic, propylitic and argillic alteration has resulted in the formation of quartz, calcite, epidote, sericite and pyrophyllite.

Iron Formation Related Deposits

Magnetite iron formations in volcanics have been traced to their reducing sulphide phase are related to significant gold deposition as found in older rock units.

The most prominent local example that shows these characteristics is the Merry Widow deposit that is located to the east of the property.

The Merry Widow deposit occurs as three stacked lenses containing massive magnetite within Lower Jurassic Bonanza Group volcaniclastics and underlying Upper Triassic Vancouver Group, Quatsino Formation limestone.  The occurrence lies several hundred metres east of the diorite to gabbro Coast Copper or Benson Lake stock of the Early to Middle Jurassic Island Plutonic Suite.

The sediments and volcanics are north to northwest striking and west dipping.  The intrusion has locally modified attitudes.  The north striking intrusive contact dips 90 to 70 degrees eastward; but in the vicinity of the open pit it dips only 55 degrees east.  Contact metamorphism of limestone is limited to recrystallization, with destruction of bedding features.  The volcanic rocks (clastics, pyroclastics and flows) are hornfelsed with local lenses of garnet- epidote-actinolite-diopside-chlorite skarn. Intrusive greenstone sills, dykes and masses, and crosscutting dykes of andesite, alaskite, diabase and granodiorite are present.  Northeast trending faults, dipping south, predominate.

The upper lens of the main deposit occurs as two distinct ore zones, separated laterally by about 30 metres of unmineralized skarn.  The upper lens measures 104 metres in diameter, is 17 metres thick and dips 30 degrees east. Limestone abruptly terminates the mineralization down dip.

The middle lens is separated from the upper by 12 metres of barren, skarned volcanic rock through which passes a flat-lying thrust fault.  The middle lens is 85 metres wide and 9 metres thick.

The lowermost lens lies along the gabbro contact and separated from it by a thin skarn rind.  It has been explored for 165 metres down dip, where the lens thins considerably from a 12-metre maximum width near its upper limit (Property File - J.C. Lund, 1966).

Magnetite mineralization in the lenses is massive, with sharp contacts where enclosed by limestone.  Contacts with volcanic and intrusive rocks are less distinct, with disseminated magnetite occurring at some distance away from the massive lenses, giving a gradational change in magnetite distribution.  Bedding structures can in places be traced into magnetite.  Ore locally passes outward into stringers along bedding planes or follows dykes and sills in limestone.  Botryoidal structures are present, suggesting emplacement at low pressure and temperature by “gel metasomatism” (Open File 1988-28, page 44).

Small amounts of arsenopyrite with pyrrhotite, sphalerite, marcasite, cuprite, chalcopyrite and calcite are reported.  A north striking fault south of the open pit hosts small amounts of iron and copper sulphides and cobaltite with cobalt bloom (erythrite).  Minor pyrite, chalcopyrite and pyrrhotite accompanied by quartz are present.  Jefferey (Minister of Mines Annual Report 1960, page 97) believes this latter mineralization to be later than the magnetite, and that the orebody is the result of successive mineralizing periods of silicates (skarn), oxides, sulphides and carbonate emplacement.  Commercial ore has developed where the intrusive contact has locally the lowest dip, and where the bulge in the intrusion has caused a change in the strike of the layered rocks. In addition, northeast striking faults are believed to localize mineralization (Minister of Mines Annual Report 1960, page 97).

Skarn Related Deposits

Skarn mineralization associated with intrusives is often associated with gold deposits of the western Cordillera as at the Fortitude Deposit in Nevada and the Mascot deposit in Hedley British Columbia.  As well many of the areal showings, including the closest showings and production to the property, at the Yreka Mine and area, located 5 kilometres to the east,  and deposits (both Island Copper and Merry Widow included) demonstrate skarnification associated with them.

The Yreka mine and the Clyde showing 400 metres south on Lot 90 (New Comstock claim) lie in skarn-altered limy tuffs.  The tuffs, with agglomerates, lenses of limestone and a 30-metre thick limestone unit form a 300-metre thick assemblage overlying andesitic lava and underlying andesitic flows and tuffs.  These rocks have been folded about a northwest plunging and trending axis.  The beds on the southwest limb dip 35 to 55 degrees west.  Basalt, diabase and feldspar porphyry dykes have intruded all rocks.  A small diorite stock lies nearby on Mount Comstock.

Several northeast trending, ore-localizing faults are indicated, including a major 045 degree striking, 70 degree south dipping shear zone on the New Comstock claim.  Lesser steeply dipping 330 degree striking faults contain mineralization.

Epidote-garnet skarn is confined to three stratigraphic horizons and contains most of the mineralization.  The skarn is in altered tuff.  Limestone beds have been recrystallized but are otherwise unaltered.  Mineralization includes pyrrhotite, chalcopyrite and sparse pyrite.  Magnetite and specular hematite are locally present.

Mining between 1965 and 1967 included the 15 by 49 by 60 metre A zone, grading 3 per cent copper (Energy, Mines and Resources Canada Corpfile - Uke Resources Ltd.).

The Edison occurrence lies 0.5 kilometres north of the Yreka mine and like it, contains lenses of chalcopyrite-pyrrhotite associated with garnet-epidote altered limestone and limy tuff, intruded by mafic and felsic dykes.

The Number 3 showing is believed to represent the original  Edison occurrence, and the Number 2 and 8 showings lie 200 and 90 metres  west, respectively.  Sphalerite and galena in skarn beds 10 to 15 centimetres thick, are reported interbedded with barren greenish fine-grained limestone in Edison Creek.  This style of mineralization is unique for the chalcopyrite-pyrrhotite Yreka Camp (Number 2 showing:  4.2 per cent copper, 74.1 grams per tonne  silver over 0.76 metres; Number 3 showing:  7.75 per cent copper, 126.9 grams per tonne silver over 1.37 metres; Number 8 showing:  8.52 per cent copper, 124.1 grams per tonne silver over 1.22 metres).

Another possible type of deposit,  replacement-type lead-zinc-silver mineralization, that could be skarn (or intrusive) related was identified locally, in an area underlain by calcareous andesitic tuff, argillite, limestone and limestone breccia of the Bonanza Group. Pyrolusite, rhodonite and barite are present.  Samples of float are reported to contain 1 to 3 per cent lead and 34.28 grams per tonne silver.

Another occurrence in the Yreka area, in Lower Jurassic Bonanza Group porphyritic andesite and tuff contain an extensive body of highly siliceous agglomerate made up of quartz and feldspar (?) that is strongly iron stained. Pyrite, chalcopyrite and some sphalerite occur with quartz and calcite veins from 5 to 60 centimetres wide over a 5 to 6 metre wide area near a quartz diorite body.  Dykes of porphyritic andesite are present in the Bonanza rocks but not in the intrusives.  The silicified agglomerate is believed to be replaced limestone (Dawson, Geological Survey of Canada Summary Report 1918).  A composite sample from the main workings (the #3 Adit), taken along several metre-long vertical channels, assayed 2.74 grams per tonne gold, 13.72 grams per tonne silver and 1.5 per cent copper.

Property Geological Setting

The geology of the area of the property is based on preliminary identification of some outcrops and interpreting the regional mapping completed by the government as it relates to the claim areas.  Road cuts investigated by the author displayed outcrops of intrusives in contact with volcanics.

Andesite volcanics and tuffs with some possible altered limestone is in contact with monzonite with skarn minerals, calcite and disseminated pyrite throughout the area of contact.  Limited exposure, suggests that two distinctive magnetite iron bands striking northwest and dipping steeply to the west are present as “replacement” beds in the volcanics.

The Magnetite bed is massive or intermixed with stringer and lenses of andesite volcanics within, in part, silicified andesite tuff host.  The eastern exposed bed is up to 2.9 metres wide with an unaltered unmineralised inlier of andesite and andesite rock fragments, suggesting coeval emplacement. Rusty weathering marks the horizon.  The western exposure is exposed over a 6 by 12 metre area of silicification associated with the monzonite intrusive contact.

Geophysics

Regional Geophysics

The area of the claims has been covered by a Geological Survey of Canada airborne magnetometer survey (Figure 3), which highlighted certain, highly anomalous magnetic features associated with the property.

The immediate area of the claims is located on the south end of a diamond shape magnetic high associated with the intrusive mapped in that area.  An anomalous small nipple shaped flexure extends from that high through the property.  Further investigation of this feature is warranted.

Geophysics of Claims

No ground geophysical surveying has been reported for the property.

Regional Geochemistry

Regional government stream sediment and till sampling geochemical surveying was completed which identifies the property as an area of  anomalous base metal and indicator values.  It should be noted that anomalous values, correlate with the magnetic flexure associated with the property identified from the 1972 government airborne geophysical survey.

National geochemical reconnaissance surveys completed by the Geological Survey of Canada and the British Columbia Ministry of Energy Mines and Petroleum Resources on stream sediment samples and till samples have published values in molybdenum and lead for the drainages and the tills in the vicinity of the property (Figures 4).  As well minor zinc and copper values in the area are also noted for both survey type samples and mercury is anomalous in the stream sediment sample.

The sample density is of such a scale that it is a positive indication only and not a definitive indicator.

Conclusions

The Iron Queen zone of the Bonanza volcanic best provides a very attractive exploration prospect for copper and gold mineralization.  The best has not been subject to exploration despite being south of one of British Columbia’s most profitable copper/molybdenum mines.  The geology is favourable for two to three types of volcanic best related mineralized zones and has anomalous stream and glacial till samples from the area.  The presence of a known showing of iron related to an intrusive that could be auriferous that has not been tested by modern exploration is encouraging.

Preliminary exploration and research has identified the high potential of this volcanic best that are very similar to those found at known mineralized bodies and could have significant areas of mineralization.

Detailed exploration as recommended below could locate further mineralized zones.  This exploration will ascertain the various rock units and silt sampling, rock and soil geochemistry will help evaluate the potential of the property.  It is apparent that the best of volcanic rocks presently being explored represents a unique situation:  there exists a mine model, superb road access and a good base information.  Timmins concludes that detailed exploration is warranted.

Recommended Program

Timmins proposes a detailed program (Phase I) of geological review and exploration is proposed to develop and detailed geological base model for the IQUE Claim.  Timmins is of the opinion that both Phases I and II are necessary to complete the initial evaluation of the IQUE Claim and to select drill targets which would be Phase III.

The initial phases of exploration for the IQUE Claim will consist of detailed geological mapping of all roads within and buttressing the IQUE Claim and silt sampling of every drainage or draw (soil sampling if necessary).  This work is important in establishing the base and anomalous geochemical values and the structural implication of the drainages as faults or contacts.

Phase 1 is expected to take between 7 and 10 days with analysis of samples to take a further 7 to 14 days.  Phase II will take approximately the same amount of time.  Phases I and II are estimated to cost $4,238 (Cdn$5,000), as detailed below:

Budget – Phase I

			US$	Cdn$
1	Senior geologist	3 days @ $424 (Cdn$500)/day	1,271	1,500
2	One geotechnician	2 days @ $212 (Cdn.$250)/day	424	500
3	Equipment rental	1 – 4 wheel drive vehicle 2 days @ $68 (Cdn.$80)/day	136	160
4	Assays	5 @ $17 (Cdn$20) each	84	100
5	Food, fuel and supplies		170	200
6	Filing fees		34	40
Total:			2,119	2,500

Budget – Phase II

	US$	Cdn$
1. Follow-up geochemical and detailed geology sampling	1,271	1,500
2. Assays 25 @ $17 (Cdn$20) per assay	424	500
3. Contingency	424	500
Total:	2,119	2,500

Upon completion of Phase II of the recommended program, we will review the geologist’s report and his conclusions and recommendations for a Phase III program, if warranted.  We expect that this report will be available to us by March 2006.

Budget – Phase III

If warranted, the proposed budget for the Phase III program is as follows:

	US$	Cdn$
1. Follow-up trenching and geological mapping, sampling	2,119	2,500
2. Assays 50 @ $17 (Cdn$20) per assay	849	1,000
3. Reporting and supervision	849	1,000
3. Contingency	422	500
Total:	4,239	5,000

The total budget for Phases I, II and III is estimated at $8,477 (Cdn$10,000).

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of ore are discovered, a ready market may not exist for the sale of the ore.  Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia.  In addition, if we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies.  We cannot be certain that such approvals will be obtained.  The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia is the Ministry of Energy and Mines (“MEM”).

MEM manages the development of British Columbia’s mineral resources, and implements policies and programs respecting their development while protecting the environment.  In addition, MEM regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of MEM.  We have received permission to carry out our initial two-phases of exploration work.  Should a follow-up exploration program be undertaken, it would be intended to refine information garnered in the first phase employing similar methods of exploration.

In addition, MEM administers the Mines Act, the Health, Safety and Reclamation Code and the Mineral Exploration Code.  Ongoing exploration programs would likely be expanded to include activities such as line cutting, machine trenching and drilling.  In that event a reclamation deposit is usually required in the amount of $2,542 (Cdn$3,000) to $4,238 (Cdn$5,000).  The process of requesting permission and posting the deposit usually takes about two weeks.  The deposit is refundable under a MEM inspector’s determination that the exploration program has resulted in no appreciable disturbance to the environment.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia.  The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures.  At this phase in the process, a baseline environmental study would have to be produced.  Such a study could take many months and cost in excess of $84,740 (Cdn$100,000).  However, we are only in the preliminary stages of the first stage exploration and development program on the IQUE claim, and there can be no assurance that we will ever get beyond that stage.  The people involved in our project are all accredited professionals and will operate the exploration program in a workmanlike manner that will meet industry standards.  The standards set out here are for general information purposes only and have no affect on our current operations.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act.  The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment.  Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision.  Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body. Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program.  If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests.  Items such as water and waste approvals may be required from the Ministry of the Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken.  Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible.  Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits.

Reclamation is the process of bringing the land back to its natural state after completion of exploration activities.  Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e., refilling trenches after sampling or cleaning up fuel spills.

Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground.  The amount of these costs is not known at this time as we do not know the extent or the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into production on the property.  Because there is presently no information on the size, tenor or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

We have no employees as of the date of this prospectus other than our officer, Geoffrey Hamilton.  We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Item 17:   Plan of Operations

Our business plan is to proceed with the exploration of the IQUE Claim to determine whether there are commercially exploitable reserves of copper and gold or other metals.  We have decided to embark upon the initial two phases of the exploration program recommended by Timmins.  (See “Description of Business” above).  This portion of the program will cost approximately $4,238 (Cdn$5,000).  As at December 31, 2005 we had cash on hand of $32,246.  Accordingly, we are able to proceed through the initial two stages of the exploration program without additional financing.  The program will be overseen in the field by Stephenson.

We expect that the field work phase of our initial two-phase exploration program will be concluded by March 2006.  Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases.  In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed.  This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment.  Should the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the IQUE Claim, we intend to seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.

Should a follow-up exploration program be undertaken, it would likely commence in the early summer of 2006 and we would expect our consulting geologist’s report by late summer of 2006.  The cost and scope of this third phase of exploration program is estimated at $4,238 (Cdn$5,000).  If warranted, we would require additional financing to carry out a Phase III program on the IQUE Claim and, based on the results of Phase III, any follow-up exploration programs.

When the time comes to obtain additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock.  However, we cannot provide investors with any assurance that we will be able to obtain sufficient funding from the sale of our common stock to fund Phase III of the exploration program should we decide to proceed.  We believe that debt financing will not be an alternative for funding any further phases in our exploration program.  The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.  We do not have any arrangements in place for any future equity financing.  Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

During the exploration stage, Geoffrey Hamilton, our president, secretary and treasurer, will only be devoting approximately 2 to 4 hours per week of his time to our business.  We do not foresee this limited involvement as negatively impacting our company over the next 12 months as all exploratory work is being performed by an outside consultant.  If, however, the demands of our business require more time of Mr. Hamilton, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business.  However, he may not be able to devote sufficient time to the management of our business, as and when needed.

We anticipate that we will incur the following expenses over the next 12 months:

(1)	$4,238 (Cdn$5,000) in connection with the completion of the two-phase recommended geological work program; and
(2)

$27,000 for operating expenses.  Of this amount we plan to spend approximately $21,100 on general, legal, accounting and administrative expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934, and approximately $5,900 relating to working capital.  Of the expenditures expected to be made from working capital, $1,000 for geological services and $2,000 for the printing and distribution of prospectuses and annual statements to our shareholders.

We had cash in the amount of $32,246 as of December 31, 2005.  We do not have plans to purchase any significant equipment or change the number of our employees during the next 12 months.  We have sufficient funds to complete the initial two-phase exploration program and meet our obligations for the short term.  However, we will have to obtain additional financing before the 12 months has passed, in order to meet all of our anticipated operating expenses and for any significant new operational or exploratory expenses.  Failure to raise needed financing could result in our having to discontinue our mining exploration and development business.

Liquidity and Capital Resources

We had cash of $18,798 as at September 30, 2005 and a working capital of $2,441.

At December 31, 2005 we had cash of $32,246.

Results of Operations for Period from February 4, 2005 (date of incorporation) until September 30, 2005

We did not earn any revenues from inception on February 4, 2005 to September 30, 2005.  We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties.  We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $18,859 for the period from inception on February 4, 2005 to September 30, 2005.  These operating expenses included: (a) professional fees in connection with our corporate organization of $9,267; (b) donated office rent of $1,000; (c) donated management services of $1,000 and (d) mineral property acquisition costs of $7,500.  We anticipate our operating expenses will increase as we undertake our exploration program and the professional fees to be incurred in connection with the filing of a registration statement with the Securities and Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $18,859 for the period from inception on February 4, 2005 to September 30, 2005.  Our loss was attributable to organizational costs, professional fees, administrative expenses and property acquisition costs.

Liquidity and Capital Resources

As of September 30, 2005, we had cash of $18,798, and working capital of $2,441.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Item 18:   Description of Property

We own a 100% interest in the IQUE Claim subject to the royalty interests described above.  The IQUE Claim is located on Vancouver Island, west of Port Alice, BC and consists of 20 units.

We do not own or lease any property other than our interest in the IQUE Claim.

We currently use, on a no charge basis, office space donated by Gavin Roy, one of our promoters.  He also provides us with telephone answering, secretarial and mail services.  The arrangement is from month to month with no formal written agreement.  The value of the donated rent is $500 per month and donated services is $500 per month.

Item 19:   Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

-	any of our directors or officers;
-	any person proposed as a nominee for election as a director;
-	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding share of common stock;
-	any of our promoters;
-	any relative or spouse of any of the foregoing persons who has the same home address as such person.

Geoffrey Hamilton has been a director and our president, secretary and treasurer since June 16, 2005.  He acquired 3,751,000 shares of our common stock at a price of $0.001 per share on June 16, 2005.  This represents 24.9% of our issued common stock.

Andrew Hamilton has been a director of our company since June 16, 2005.  He acquired 3,750,000 shares of our common stock at a price of $0.001 per share on June 16, 2005.  This represents 24.8% of our issued common stock.

Ian Hamilton and Gavin Roy, promoters of our company since inception, acquired 750,000 shares each of our common stock at a price of $0.005 per share, on October 11, 2005.

On October 25, 2005 Magellan Management Company, a private British Columbia company controlled by Gavin Roy acquired 3,000 shares of our common stock at $0.10 per share.

Other than the purchase of their common shares, none of Geoffrey Hamilton, Andrew Hamilton, Ian Hamilton and Gavin Roy has entered into any agreement with us in which any of them is to receive from us or provide to us anything of value.

Item 20:   Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock.  There is presently no public market for our common stock.  We anticipate making an application for quotation of our common stock on the NASD Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities law; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information as is in such form including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide the customer, prior to effecting any transaction in a penny stock, with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stock, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.  Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 42 holders of record of our common stock.

Rule 144 Shares

A total of 15,094,000 shares of our common stock will be available for resale to the public after October 24, 2006 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1)	one percent of the number of shares of the company’s common stock then outstanding, which, in our case, will equal approximately 150,910 shares as of the date of this prospectus; or
(2)	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be quoted on the NASD Over-the-Counter Bulletin Board.  We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement.  The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement.  We must be a reporting company under the 1934 Act in order that our common stock be eligible for quotation on the NASD Over-the-Counter Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading or quotation on a recognized market for trading of securities in the United States.

We confirm that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and quotation on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

(1)	we would not be able to pay our debts as they become due in the usual course of business; or
(2)

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Item 21:   Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our president, secretary and treasurer for all services rendered in all capacities to us for the period from inception to September 30, 2005.

	Annual Compensation				Long-Term Compensation
Name	Title	From February 4, 2005(1)to June 30/05	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Awarded	Options /SARS (#)	LTIP Payouts	All Other Compen- sation
Geoffrey Hamilton	President. Secretary & Treasurer	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We do not pay to our directors or officers any salary or consulting fee.  We anticipate that compensation may be paid to an officer in the event that we decide to proceed with additional exploration programs beyond the initial stage two-phase program.

We do not pay to our directors any compensation for serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Item 22:   Financial Statements

See pages F-1 to F-9

Cliff Rock Resources Corp.

(An Exploration Stage Company)

September 30, 2005

Index

Report of Independent Registered Public Accounting Firm

F-2

Balance Sheet

F-3

Statement of Operations

F-4

Statement of Cash Flows

F-5

Statement of Stockholders’ Equity

F-6

Notes to the Financial Statements

F-6

1

Manning Elliott (Image)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cliff Rock Resources Corp. (An Exploration Stage Company)

We have audited the accompanying balance sheet of Cliff Rock Resources Corp. (An Exploration Stage Company) as of September 30, 2005 and the related statement of operations, cash flows and stockholders’ equity for the period from February 4, 2005 (Date of Inception) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cliff Rock Resources Corp. (An Exploration Stage Company) as of September 30, 2005, and the results of its operations, cash flows and stockholders’ equity for the period from February 4, 2005 (Date of Inception) to September 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a loss from operations and has not generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

November 30, 2005

2

Cliff Rock Resources Corp.

(An Exploration Stage Company)

Balance Sheet

(Expressed in US dollars)

September 30,
2005
$
ASSETS

Current Assets

Cash	18,798

Total Assets	18,798

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	9,807
Accrued liabilities (Note 7)	6,550

Total Liabilities	16,357

Commitments and Contingencies (Notes 1 and 3)

Stockholders’ Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value 7,501,000 shares issued and outstanding	7,501

Common Stock Subscribed (Note 5 (d))	1,542

Additional Paid in Capital	10,257

Donated Capital (Note 4 (b))	2,000

Deficit Accumulated During the Exploration Stage	(18,859)

Total Stockholders’ Equity	2,441

Total Liabilities and Stockholders’ Equity	18,798

3

Cliff Rock Resources Corp.

(An Exploration Stage Company)

Statement of Operations

(Expressed in US dollars)

Accumulated From
February 4, 2005
(Date of Inception)
to September 30,
2005
$

Revenue	–

Expenses

General and administrative	2,092
Mineral property costs	7,500
Professional fees	9,267

Total Expenses	18,859

Net Loss	(18,859)

Net Loss Per Share – Basic and Diluted	(0.01)

Weighted Average Shares Outstanding	2,979,000

4

Cliff Rock Resources Corp.

(An Exploration Stage Company)

Statement of Cash Flows

(Expressed in US dollars)

Accumulated From
February 4, 2005
(Date of Inception)
to September 30,
2005
$

Operating Activities

Net loss	(18,859)

Adjustment to reconcile net loss to cash used in operating activities:
Donated services and expenses	2,000

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	16,357

Net Cash Used in Operating Activities	(502)

Financing Activities

Proceeds from common stock subscribed	11,700
Proceeds from issuance of common stock	7,600

Net Cash Flows Provided By Financing Activities	19,300

Increase In Cash	18,798

Cash - Beginning of Period	–

Cash - End of Period	18,798

Non-cash Investing and Financing Activities	–

Supplemental Disclosures
Interest paid	–
Income taxes paid	–

5

Cliff Rock Resources Corp.

(An Exploration Stage Company)

Statement of Stockholders’ Equity

From February 4, 2005 (Date of Inception) to September 30, 2005

(Expressed in US dollars)

							Deficit
							Accumulated
	Common Stock		Common Stock Subscribed		Additional		During
		Par			Paid-in	Donated	Exploration
	Shares	Value			Capital	Capital	Stage	Total
	#	$	#	$	$	$	$	$

Balance – February 4, 2005 (Date of Inception)	–	–		–	–	–	–	–

Issuance of stock for cash at $0.001 per share	1,000	1		–	99	–	–	100

Issuance of stock for cash at $0.001 per share	7,500,000	7,500		–	–	–	–	7,500

Common stock subscribed at $0.005 per share	–	–	1,500,000	1,500	6,000	–	–	7,500

Common stock subscribed at $0.10 per share	–	–	42,000	42	4,158	–	–	4,200

Donated services and expenses	–	–		–	–	2,000	–	2,000

Net loss	–	–		–	–	–	(18,859)	(18,859)

Balance – September 30, 2005	7,501,000	7,501	1,542,000	1,542	10,257	2,000	(18,859)	2,441

1.

Exploration Stage Company

The Company was incorporated in the State of Nevada on February 4, 2004.  The Company has acquired a mineral property in British Columbia, Canada.  The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

6

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at September 30, 2005, the Company has a working capital of $2,441 and has accumulated losses of $18,859 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

During the period ending September 30, 2005, the Company issued 7,501,000 shares of common stock for cash proceeds of $7,600 and received subscriptions for an additional 1,542,000 shares of common stock for proceeds of $11,700. See also Note 8 for additional common shares subscribed for subsequent to the period end.

The Company plans to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register common shares held by existing shareholders.

2.

Summary of Significant Accounting Policies

a)

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is September 30.

b)

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

7

2.

Summary of Significant Accounting Policies (continued)

e)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)

Mineral Property Costs

The Company has been in the exploration stage since its formation on February 4, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g)

Financial Instruments

The fair values of cash, accounts payable and accrued liabilities approximate their carrying values due to the immediate or short-term maturity of the financial instrument.

h)

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

8

2.

Summary of Significant Accounting Policies (continued)

j)

Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.  SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.

Mineral Property

On February 4, 2005, the Company entered into an agreement to acquire a 100% interest in the IQUE mineral claim located on Vancouver Island, British Columbia, Canada, in consideration for $7,500. This mineral claim is subject to a 2.5% net smelter returns royalty (“NSR”) and a 7.5% gross rock revenue royalty. The Company can acquire 1.5% of the NSR for $1,500,000 within twelve months from commencement of commercial production. Advance royalty payments of $25,000 are payable annually commencing on February 4, 2008.

9

4.

Related Party Transactions

a)

During the period ended September 30, 2005, the Company issued 7,501,000 shares of common stock to directors for cash proceeds of $7,600.

b)

A director provides management services and office premises to the Company. The services are valued at $500 per quarter and the office premises are valued at $500 per quarter. During the period ended September 30, 2005, donated services of $1,000 and donated rent expense of $1,000 were charged to operations.

3.

Common Shares

a)

On June 16, 2005, the Company issued 1,000 shares of common stock to a director for cash proceeds of $100.

b)

On June 27, 2005, the Company issued 3,750,000 shares of common stock to a director for cash proceeds of $3,750.

c)

On June 28, 2005, the Company issued 3,750,000 shares of common stock to a director for cash proceeds of $3,750.

d)

The Company collected $7,500 and $4,200 in cash proceeds pursuant to a private placement of common shares (Refer to Notes 8(a) and (b)).

3.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $16,800, which commence expiring in 2026. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at September 30, 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

2005 $

Net Operating Loss	16,800

Statutory Tax Rate	35%

Effective Tax Rate	–

Deferred Tax Asset	5,880

Valuation Allowance	(5,880)

Net Deferred Tax Asset	–

7.

Accrued Liabilities

Accrued liabilities of $6,550 consist of professional fees.

10

8.

Subsequent Events

a)

On October 11, 2005, the Company issued 7,500,000 shares of common stock at a price of $0.005 per share for cash proceeds of $37,500, of which $7,500 was received prior to September 30, 2005.

b)

On October 25, 2005, the Company issued 93,000 shares of common stock at a price of $0.10 per share for cash proceeds of $9,300, of which $4,200 was received prior to September 30, 2005.

11

Item 23:   Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have had no changes in or disagreements with our accountants on accounting and financial disclosure.

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statements and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Part II

Information Not Required In the Prospectus

Item 24.   Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation.  Our Articles of Incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our board of directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25:   Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$100
Federal taxes	$Nil
State taxes and fees	$Nil
Transfer Agent fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Total:	$21,100

All amounts are estimates, other than the Commission’s registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26:   Recent Sales of Unregistered Securities

We issued 1,000 shares of common stock on February 4, 2005 as incorporator’s shares at a price of $0.001 per share.  We received $1 from this issuance.  On June 16, 2005 these shares were transferred to Geoffrey Hamilton by the incorporator for $1.

We issued 3,750,000 shares of common stock on June 16, 2005 to each of Geoffrey Hamilton, a director and our president, secretary and treasurer, and Andrew Hamilton, a director, a price of $0.001 per share.  We received $7,500 from this offering.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  Geoffrey Hamilton is a director and officer and Andrew Hamilton is a director of our company, and were in possession of all material information relating to the company.  This issuance resulted in each of Geoffrey Hamilton owning 24.9% and Andrew Hamilton owning 24.8% of the issued and outstanding shares of our common stock.

We issued 7,500,000 shares of common stock to 10 purchasers on October 11, 2005 at a price of $0.005 per share.  The total amount we received from this offering was $37,500.  We issued a further 93,000 shares of common stock to 31 purchasers on October 25, 2005 at a price of $0.10 per share.  The total amount we received from this offering was $9,300.  We completed these offerings pursuant to Regulation S of the Securities Act.  Each purchaser represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

The availability of Regulation S is dependent upon the satisfaction of a series of requirements:

(1)	Rule: All offers and sales must be made in offshore transactions. Compliance: All offers and sales were made to non-U.S. residents. Each subscriber is a resident of Canada.
(2)

Rule:  No directed selling efforts can be made in the United States by us, a distributor, their affiliates, or any person acting on behalf of any of the foregoing. Compliance:  No directed selling efforts were made in the United States.

.

(3)	Rule: The issuer must satisfy the conditions of Category 1, 2 or 3 of Rule 903, Regulation S. Compliance: We have complied with the conditions of Category 3 of 903(b).
	(a)	Rule: Offering restrictions must be implemented. Compliance: We implemented offering restrictions in the subscription agreements with investors.
(b)

Rule: All offers or sales made prior to the expiration of a one-year distribution compliance period may not have been made to a U.S. person or for the account or benefit of a U.S. person. Compliance:  The purchasers in this offering are non-U.S. residents.  These purchasers have not offered or sold their shares to date. Their shares are being registered as part of this Form SB-2 registration statement.

	(c)	Rule: Offers or sales made prior to the expiration of a one-year distribution compliance period must have been made pursuant to the following four conditions.
i.

Rule: The purchaser of the securities certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act. Compliance: The purchasers in this offering so agreed in their subscription agreements.

ii.

Rule: The purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act. Compliance: The purchasers in the offering so agreed in their subscription agreements.

iii.

Rule: The issuer’s securities contained a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. Compliance: A restricted legend, as described below, has been affixed to each purchaser’s share certificate representing all shares purchased in the offering made under Regulation S in the event that such share certificates are issued prior to the effective date of this prospectus.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE UNITED STATES BY A U.S. PERSON UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT IS APPLICABLE OR AS OTHERWISE PROVIDED IN REGULATION S PROMULGATED UNDER SUCH ACT. NO OFFERS OR SALES OR TRANSFERS (INCLUDING INTERESTS THEREIN) MAY BE MADE OF ANY OF THE SECURITIES IN THE UNITED STATES OR TO A U.S. PERSON, EXCEPT AS PERMITTED BY REGULATIONS.”

iv.

Rule: The issuer is required, either by contract or a provision in its bylaws, articles or charter or comparable documents, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if the securities are in bearer form or foreign law prevents the issuer of the securities from refusing to register securities transfers, other reasonable procedures (such as the Regulation S legend described above) are implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S. Compliance: Cliff Rock Resources Corp. and each subscriber agreed in their respective subscription agreements that we will refuse to register any transfer of these Regulation S shares not made in accordance with the above-stated rule.

(d)

Rule: Each distributor selling securities to a distributor, a dealer, or a person receiving a selling commission, fee or other remuneration, prior to the expiration of a 40-day distribution compliance period in the case of debt securities, or a one-year distribution compliance period in the case of equity securities, sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor. Compliance: Not applicable to facts of offering.

Item 27:   Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Conrad C. Lysiak, Attorney, with consent to use
10.1	Property Acquisition Agreement dated February 4, 2005 between the Company and Lawrence Stephenson
10.2	Geological Report on the IQUE Claim
23.1	Consent of Manning Elliott, Chartered Accountants
23.2	Consent of William G. Timmins, P.Eng., Consulting Geologist

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) to include any prospectus required by Section 109(a)(3) of the Securities Act of 1933;
(b)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on January 11, 2006.

CLIFF ROCK RESOURCES CORP.

By:

   “Geoffrey Hamilton”

 ___________________________________

Geoffrey Hamilton, President,

Secretary and Treasurer